Lenox Hill Holdings, Ltd.

August 25, 2010

First Amendment to Lease

This first Addendum is made as of the 25th day August 2010, by and between Lenox Hill Holdings, Ltd. ("Landlord") and First Street Surgical Center, a Texas Limited Partnership ("Tenant").

Whereas, Tenant is in possession of certain premise known as Suite 4811 Bissonnet Shopping Center pursuant to that certain Retail Lease Agreement dated January, 2005, as amended ("Lease")

1. The lease term pursuant to Article 1.2 shall be extended by a period of 5 years and hereby shall commence on September 1, 2010 and shall expire on August 31, 2015. The floor space and interior wall and ceiling space of that portion of the shopping center together with a common area percentage factor determined by Landlord resulting in an aggregate of approximately 2,800 square feet.

2. The monthly rent per square foot shall be as follows:

   Year 1, 2 and 3 $1.35
   Year 4 and 5 $1.45

Current CAM charges are $.24 p.s.f., per month, subject to adjustments as provided in the lease.

3. The rental rate shall not increase during the extended term but the CAM charges may increase based on actual expenditures.

6. All terms and provisions of the original lease dated January, 2005 shall remain valid and enforceable except as hereby amended and are confirmed by all involved parties in all respects.

In Witness whereof, the parties have executed this First Addendum to the Lease are hereby ratified and confirmed by the parties in all respects.

Lanlord	Tenant
Lenox Hill Holdings, Ltd.	First Street Surgical Center
By: Lenox Hill Management Corp. Its General Partner	By: Anthony Rotondo Managing Partner
By *Haya Varon* Haya Varon	By [signature] Anthony Rotondo